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                                                                     EXHIBIT 4.4

                         DISTRIBUTION REINVESTMENT PLAN
                                       OF
                             RE INVESTMENTS III, LLC
                       A NEVADA LIMITED LIABILITY COMPANY

      This Distribution Reinvestment Plan (this "Plan") is being offered to all Persons who may become members of RE Investments III, LLC, a Nevada limited liability company (the "Company") from time to time in accordance with that certain Operating Agreement (the "Operating Agreement"), dated May 2, 2003, entered into by and among Vestin Mortgage, Inc., a Nevada corporation (the "Manager" and, in its capacity as a member of the Company, the "Initial Member" and collectively with all Persons who may become members of the Company from time to time in accordance herewith, the "Members"), and the Company.

                                   ARTICLE 1

                                   DEFINITIONS

      Unless stated otherwise, the terms set forth in this section shall, for purposes of this Plan, have the following meanings:

      1.1 Affiliate means, (a) any person directly or indirectly controlling, controlled by or under common control with the Person, (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting securities of the Person, (c) any officer, director or Member of the Person, or
(d) if the other Person is an officer, director or Manager, any company for which the Person acts in any similar capacity.

      1.2 Company means RE Investments III, LLC, the Nevada limited liability company to which this Plan pertains.

      1.3 Code means the Internal Revenue Code of 1986, as amended from time to time, and corresponding provisions of subsequent revenue laws.

      1.4 Manager means Vestin Mortgage, Inc., a Nevada corporation, in that capacity, or any Person replacing Vestin Mortgage under the Operating Agreement. For greater certainty, Vestin Mortgage, in its capacity as the Initial Member, is a distinct entity from the Manager for purposes of this Plan unless the context should indicate to the contrary.

      1.5 Member means an owner of Units in the Company, unless the instruments through which the Units were transferred to the owner did not also convey the transferor's status as a Member.

      1.6 NASAA Guidelines means the Mortgage Program Guidelines of the North American Securities Administrators Association, Inc. adopted on September 10, 1996, as amended from time to time unless indicated to the contrary by the context and the Real Estate Program Guidelines of the North American Securities Administration Association, Inc. adopted on September 29, 1993, as amended from time to time.

      1.7 Offering means the offer and sale of Units of the Company made under the Prospectus.
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      1.8 Operating Agreement means the Operating Agreement, dated May 2, 2003, entered into by and between the Manager, in its capacity as an Initial Member and collectively with all Persons who may become members of the Company from time to time in accordance with the Operating Agreement, and the Company.

      1.9 Plan means this Distribution Reinvestment Plan.

      1.10 Person means any natural person, partnership, corporation, unincorporated association or other legal entity.

      1.11 Prospectus means the prospectus that forms a part of the Registration Statement on Form S-11 to be filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and any supplement or amended prospectus or new prospectus that forms a part of a supplement to the Registration Statement filed by the Company, unless the context should indicate to the contrary.

      1.12 Reinvested Distributions mean Units purchased under the Company's
Plan.

      1.13 Subscription Agreement means the document that is an exhibit to and part of the Prospectus that every Person who buys Units of the Company must execute and deliver with full payments for the Units and which, among other provisions, contains the written consent of each Member to the adoption of the Operating Agreement and an election allowing each Member to indicate his participation in the Plan.

      1.14 Units mean the Units of equity in the Company that are (a) issued to Members upon their admission to the Company under the Subscription Agreement and the Prospectus or (b) transferred to those who become substituted Members under
Article 10.2 of the Operating Agreement.

                                   ARTICLE 2

                                     PURPOSE

      This Plan provides Members with an optional and convenient method to acquire additional Units of the Company by automatic reinvestment of distributions on such Units under the terms and conditions set forth in this Plan. If a Member chooses to participate in the Plan, distributions the Member would otherwise receive are used to acquire additional Units in the Company. The Company will use proceeds derived from the Reinvested Distributions for general working capital purposes, as further described in the Prospectus.

                                   ARTICLE 3

                                 ADMINISTRATION

         The Plan shall be administered by the Manager in accordance with the terms and conditions set forth herein. The Manager shall be indemnified for any liability or loss resulting from its administration of the Plan, subject to the limitations set forth in Article 3.5 of the Operating Agreement.


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                                   ARTICLE 4

                              ELIGIBLE PARTICIPANTS

      4.1 Members Must Continue to Satisfy Investor Suitability Standards. All Members are eligible to participate in the Plan. Each Member who is a participant in the Plan, however, must continue to meet the investor suitability standards set forth in Article 4.2 below (subject to minimum requirements of applicable securities laws) to continue to participate in reinvestments. It is the responsibility of each Member to notify the Manager promptly if he no longer meets the suitability standards set forth in the Prospectus for a purchase of Units in the offering. The Members acknowledge that the Company is relying on this notice in issuing the Units, and each Member shall indemnify the Company if he fails to so notify the Company and the Company suffers any damages, losses or expenses, or any action or proceeding is brought against the Company due to the issuance of Units to the Member.

      4.2 Investor Suitability Standards.

      As a result of the risks inherent in an investment in Units, the Units are suitable only for Persons who meet the financial suitability standards adopted by the states in which they live, as set forth below. The Company's Units are only suitable for those who desire a relatively long term investment for which they do not need liquidity for at least five years, in light of the other limitations on redemption and transfer described in the Prospectus.

      Prospective investors must meet one of the investor suitability standards contained in the second and third columns in the table below and the suitability standard contained in the fourth column, if applicable, to purchase Units and to participate in the Plan. Fiduciaries must also meet one of these conditions. If the investment is a gift to a minor, the custodian or the donor must meet these conditions. For purposes of the net worth calculations below, net worth is the amount by which a prospective investor's assets exceed his liabilities, but excluding his house, home furnishings or automobile(s) among his assets. In the Subscription Agreement, investors must confirm that he has met these minimum standards. The inclusion of a state in the chart below is for informational purposes only and is not intended to imply that the Offering of Units has been qualified in the particular state at this time. The Company will not sell in a state in which it has not qualified the Offering.

                                              1. MINIMUM NET
                                             WORTH AND MINIMUM                                                 2. ADDITIONAL
              STATE(S)                         GROSS INCOME             MINIMUM NET WORTH                        STANDARDS
              --------                         ------------             -----------------                        ---------
Alabama, Arkansas, Colorado, Delaware,
Florida, Hawaii, Idaho, Indiana,                                                                   Minimum investment in New York is
Kentucky, Minnesota, New York, North                                                               $2,500
Dakota, Oklahoma, Oregon, South Dakota,

Utah, Vermont, Virginia, Washington,         $45,000/$45,000                $150,000               ($1,000 for IRAs)
West Virginia, Wisconsin


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
                                              1. MINIMUM NET
                                             WORTH AND MINIMUM                                                2. ADDITIONAL
              STATE(S)                         GROSS INCOME             MINIMUM NET WORTH                       STANDARDS
              --------                         ------------             -----------------                       ---------
                                                                 OR                        AND

Alaska, Arizona, California, Iowa,                                                                 Minimum investment in Iowa for
Massachusetts, Michigan, Mississippi,                                                              IRAs is $3,000.
Missouri, New Jersey, North Carolina,        $60,000/$60,000               $225,000
Texas                                                                                              Minimum investment in North
                                                                                                   Carolina is $2,500

Maine                                        $50,000/$50,000               $200,000                               N/A

New Hampshire, New Mexico                    $125,000/$50,000              $250,000                               N/A

Tennessee                                    $250,000/$65,000              $500,000                               N/A

Nevada                                       $45,000/$45,000    OR         $150,000        AND     Minimum investment is $5,000
                                                                                                   ($2,000 for IRAs)

Kansas, Ohio, Pennsylvania                   $45,000/$45,000               $150,000                Investment is less than 10% of
                                                                                                   Net Worth. The Company will make
                                                                                                   no sales in these states until it
                                                                                                   receive proceeds of at least
                                                                                                   $5,000,000.

District of Columbia, Georgia,              These jurisdictions do not have quantified suitability requirements. The Company
Louisiana, Montana,                         believes that it is reasonable for it to rely upon the suitability standards set forth
Rhode Island                                above for Alabama et al. when selling Units to residents of these jurisdictions.

Connecticut, Illinois, Maryland,            No minimum requirements. Disclosure state only.  The Company will follow the guidelines
Wyoming                                     for the preponderance of the states above in selling Units in these states.


NOTE: The Company is not qualified in, and it is not seeking qualification in, South Carolina and Nebraska.

      In addition to the foregoing suitability standards, the Company cannot accept subscriptions from anyone if the representations required are either not provided or are provided but are inconsistent with its determination that the investment is suitable for the subscriber.

                                   ARTICLE 5

                      MEMBER PARTICIPATION AND TERMINATION

      A Member may elect to participate in the Plan at the time of his purchase of Units, by electing to do so in the Subscription Agreement executed by the Member. The Member's participation in the Plan commences after the Company has accepted the Member's Subscription Agreement. Subsequently, a Member may revoke any previous election or make a new election to participate in the Plan by sending written notice to the Company. The notice shall be effective for the month in which the notice is received, if received at least ten (10) days before the end of the calendar month. Otherwise the notice is effective the following month. The Company will not reinvest proceeds from a capital transaction unless the Company has sufficient funds to pay any state or federal income tax due to the disposition or refinancing of mortgages.


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                                   ARTICLE 6

                          PURCHASE OF ADDITIONAL UNITS

      Under the Plan, participating Members use distributions to purchase additional Units at ten dollars ($10.00) per Unit. The Manager will credit Units purchased under the Plan to the Member's Capital Account as of the first day of the month following the month in which the Reinvested Distribution is made. If a Member revokes a previous election to participate in the Plan, subsequent to the month in which the Company receives the revocation notice, the Company shall make distributions in cash to the Member instead of reinvesting the distributions in additional in Units.

                                   ARTICLE 7

                              COMMISSIONS AND FEES

      A commission of 9.5% will be paid for Units sold under the Plan. Of this amount, 2% shall be retained by Vestin Capital as a dealer manager fee and the balance shall be paid to the dealer effecting the sale.

                                   ARTICLE 8

                              STATEMENT OF ACCOUNT

         Within 30 days after the Reinvested Distributions have been credited to Members participating in the Plan, the Manager will mail to participating Members a statement of account describing the Reinvested Distributions received, the number of incremental Units purchased, the purchase price per Unit (if other than ten dollars ($10.00) per Unit), and the total number of Units held by the Member. Before the Members' reinvestment of distributions in the Company, the Manager will also mail an updated Prospectus or other updated disclosure document to each Member that fully describes the Plan, including the minimum investment amount, the type or source of proceeds which may be reinvested and the tax consequences of the reinvestment to the Members.

                                   ARTICLE 9

                       CHANGES OR TERMINATION OF THE PLAN

         The terms and conditions of the Plan may be amended, supplemented, suspended or terminated for any reason by the Manager at any time by mailing notice thereof at least thirty (30) days before the effective date of the action to each participating Member at his last address of record.

                                   ARTICLE 10

                                 EFFECTIVE DATE

      The commencement of the Plan is conditional upon the Company receiving all necessary federal and state governmental and regulatory approvals. Subject to the foregoing, the Plan shall be deemed effective for any distributions made after ___________, 2003.


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                                   ARTICLE 11

                                  MISCELLANEOUS

      11.1 Notices. All notices which any Member may desire or may be required to give any other Members shall be in writing and shall be deemed duly given when delivered personally or when deposited in the United States mail, first-class postage pre-paid. Notices to Members shall be addressed to the Members at the last address shown on the Company records. Notices to the Manager or to the Company shall be delivered to the Company's principal place of business, located at 2901 El Camino Avenue, Las Vegas, Nevada 89102, until the Manger changes it after giving the Members notice.

      11.2 Application of Nevada law. This Plan and the application or interpretation thereof shall be governed, construed, and enforced exclusively by its terms and by the law of the State of Nevada.

      11.3 Captions. Section titles or captions contained in this Plan are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Plan.

      11.4 Number and Gender. Whenever the singular form is used in this Plan it includes the plural when required by the context, and the masculine gender shall include the feminine and neuter genders.


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